Exhibit 99.1
CONTACT:    Allen Danzey
        Chief Financial Officer
        706-876-5865
        allen.danzey@dixiegroup.com

THE DIXIE GROUP ANNOUNCES JOINT VENTURE AGREEMENT AND REPORTS RESULTS FOR SECOND QUARTER OF 2022

Recent Announcements by The Dixie Group:

•The Dixie Group announced the formation of a joint venture to manufacture luxury vinyl flooring in The Dixie Group’s existing manufacturing facility in Atmore, Alabama
•The Dixie Group board of directors provided authorization to repurchase up to $3 million of the company’s stock in anticipation of a 10b-5-1 plan

All financial comparisons below are to the prior year second quarter, as adjusted for discontinued operations, unless stated otherwise.

DALTON, GEORGIA (August 15 , 2022)-- The Dixie Group, Inc. (NASDAQ: DXYN) reported financial results for the quarter ended June 25, 2022. For the second quarter of 2022, the Company had net sales from continuing operations of $83,698,000 and a net loss of $4,487,000 or $0.29 per diluted share. In the second quarter of 2021, as adjusted to reflect the commercial business as discontinued operations, net sales from continuing operations were $89,982,000 with a net income of $3,349,000 or $0.21 per diluted share. Net sales from continuing operations for the six month period ending June 25, 2022 were $161,273,000, a decrease of .9% from the net sales of $162,729,000 in the same period of the previous year. The net loss for the six month period ended June 25, 2022 was $7,844,000 or $0.51 per diluted share compared to a net income of $1,321,000 or $0.08 per diluted share in the six month period ended June 26, 2021.

Commenting on the quarter, Daniel K. Frierson, Chairman and Chief Executive Officer, said, “We are excited to announce our formation of a joint venture to begin production of luxury vinyl flooring within our manufacturing plant in Atmore Alabama. This domestic production will enable us to better serve our customers and more quickly respond to market changes.

During the second quarter of 2022, our net sales decreased 7.0% compared with the same period of the prior year. This was primarily attributable to a $7 million year over year loss of sales volume with our largest mass merchant retail customer. Our sales with this customer ended in the first quarter of 2022 as the result of their change in strategy to focus on lower price point products. This loss in sales in the mass merchant business contributed to the lower sales volume in our Dixie Home brand which was offset by growth in our Fabrica, Masland and TRUCOR brands.

Similar to the first quarter of this year, the gross margins in the second quarter of 2022 were negatively impacted by two major items. First, our cost of goods sold reflected the impact of unprecedented price increases from our primary raw material supplier, coupled with their decision to exit the business. We have identified other suppliers to replace this volume and bring our costs down in line with the market. This conversion was substantially complete at the end of the second quarter, and we expect to work through most of the remaining balance of the higher cost inventory within the third quarter. Second, margins from our sales of hard surface goods reflected the negative impact from dramatic increases in ocean freight costs. Fortunately, beginning with the end of the first quarter, these freight costs have continued to decline but remain substantially above prior year levels.
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Exhibit 99.1
During the second quarter, we began executing the launch of our new decorative segment programs, 1866 by Masland and Décor by Fabrica. A key growth initiative for the company, this launch includes 30 new styles, a brand refresh, and updated merchandising. The new styles began hitting retail stores late in the second quarter, and more products will become available during the third quarter.

Through the second quarter, we continued to see growth in our hard surface segment. Key growth drivers were our domestically sourced SPC collection, our oversized WPC planks, and our SPC Tile programs. We have several new innovations hitting the market during the second half of the year, including TRUCOR TYMBR XL, an oversized laminate product with excellent water resistance and an AC6 scratch resistance rating. We will also launch TRUCOR Pinnacle, a new standard in oversized WPC planks at 12” wide by 90” long. And we have the TRUCOR Boardwalk collection, an SPC offering featuring clean visuals, lighter colors inspired by coastal living, and a new pillowed edge bevel. In our hardwood segment, we have 18 new SKUs in our Fabrica Fine Hardwood line including Ash species in 9.5 inch and 7 inch widths. We are also launching a new Dixie Home engineered hardwood collection with White Oak and Hickory SKUs in beautiful colors at middle of the road price points,” Frierson concluded.

Our gross profit as a percentage of net sales was 19.2% in the second quarter of 2022 compared to a gross margin of 25.1% in the same period of the prior year. Substantially higher costs from our primary raw material supplier, driven by their decision to exit the business, along with increased costs as a result of inflation and higher freight costs contributed to the lower margins. Selling and administrative costs were 22.5% of net sales in the second quarter of 2022 compared to 18.8% in the second quarter of 2021. The higher selling and administrative expenses were primarily related to increased investments in samples, professional fees in finance and information systems and higher overall costs as a result of inflation.

The company’s receivables decreased $4.3 million from the prior year ended December 25, 2021. The decrease in receivables was primarily related to the loss of sales to our primary mass merchant customer in the second quarter of 2022. Inventories increased by $4.2 million at June 25, 2022 as compared to the prior year end balance. This increase was primarily driven by higher costs due to inflationary pressure. Accounts payable and accrued expenses decreased $2.3 million from the prior year end balance driven by the timing of inventory purchases. Our capital expenditures for the second quarter were $2.6 million bringing our year to date June 25, 2022 capital expenditure amount to $3.0 million. Total capital expenditures are planned for 2022 at a maintenance level of approximately $5.0 million. Interest expense was $1.1 million for the second quarter of 2022 compared to $1.2 million in the second quarter of 2021. Our total debt increased by $4.5 million during the quarter partially driven by rising costs and decreases to accounts payable and accrued expenses. Our availability at the end of the quarter was $32.6 million under our line of credit with our senior credit facility.

On August 15, The Dixie Group announced board authorization to repurchase up to $3 million of the company’s stock. It is anticipated that a portion of such purchases would be under a plan to be entered into pursuant to Rule 10b-5-1 of the Securities and Exchanges Act.

In the early part of the third quarter, we have seen continued softness in the market with order entry running below prior year levels.

This press release contains forward-looking statements. Forward-looking statements are based on estimates, projections, beliefs and assumptions of management and the Company at the time of such statements and are not guarantees of performance. Forward-looking statements are subject to risk factors and uncertainties that could cause actual results to differ materially from those indicated in such forward-looking statements. Such factors include the levels of demand for the products produced by the Company. Other factors that could affect the Company's results include, but are not limited to, availability of raw material and transportation costs related to petroleum prices, the cost and availability of capital, integration of acquisitions, ability to attract, develop and retain qualified personnel and general economic and competitive conditions related to the Company's business. Issues related to the availability and price of energy may adversely affect the Company's operations. Additional information regarding these and other risk factors and uncertainties may be found in the Company's filings with the Securities and Exchange Commission. The Company disclaims any obligation to update or revise any forward-looking statements based on the occurrence of future events, the receipt of new information, or otherwise.
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The Dixie Group Reports Second Quarter 2022 Results

August 15, 2022

THE DIXIE GROUP, INC.
Consolidated Condensed Statements of Operations
(unaudited; in thousands, except earnings(loss) per share)

	Three Months Ended		Six Months Ended
	June 25, 2022	June 26, 2021 As Adjusted	June 25, 2022	June 26, 2021 As Adjusted

NET SALES	$83,698	$89,982	$161,273	$162,729
Cost of sales	67,642	67,416	130,041	123,290
GROSS PROFIT	16,056	22,566	31,232	39,439
Selling and administrative expenses	18,855	16,894	36,268	32,698
Other operating (income) expense, net	136	33	146	35
Facility consolidation and severance expenses, net	—	71	—	96
OPERATING INCOME (LOSS)	(2,935)	5,568	(5,182)	6,610
Interest expense	1,081	1,242	2,196	2,571
Other income, net	—	—	(1)	(1)
Income (Loss) from continuing operations before taxes	(4,016)	4,326	(7,377)	4,040
Income tax provision (benefit)	3	563	(16)	535
Income (Loss) from continuing operations	(4,019)	3,763	(7,361)	3,505
Loss from discontinued operations, net of tax	(468)	(414)	(483)	(2,184)
NET INCOME (LOSS)	$(4,487)	$3,349	$(7,844)	$1,321

BASIC EARNINGS (LOSS) PER SHARE:
Continuing operations	$(0.26)	$0.24	$(0.48)	$0.22
Discontinued operations	(0.03)	(0.03)	(0.03)	(0.14)
Net loss	$(0.29)	$0.21	$(0.51)	$0.08

DILUTED EARNINGS (LOSS) PER SHARE:
Continuing operations	$(0.26)	$0.24	$(0.48)	$0.22
Discontinued operations	(0.03)	(0.03)	(0.03)	(0.14)
Net loss	$(0.29)	$0.21	$(0.51)	$0.08

Weighted-average shares outstanding:
Basic	15,225	15,119	15,184	15,102
Diluted	15,225	15,249	15,184	15,232

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The Dixie Group Reports Second Quarter 2022 Results

August 15, 2022

THE DIXIE GROUP, INC.
Consolidated Condensed Balance Sheets
(in thousands)

	June 25, 2022	December 25, 2021
ASSETS	(Unaudited)
Current Assets
Cash and cash equivalents	$893	$1,471
Receivables, net	36,031	40,291
Inventories, net	86,984	82,739
Prepaids and other current assets	12,430	9,925
Current assets of discontinued operations	2,480	5,991
Total Current Assets	138,818	140,417

Property, Plant and Equipment, Net	47,678	48,658
Operating Lease Right-Of-Use Assets	21,038	22,534
Other Assets	17,169	21,138
Long-term assets of discontinued operations	2,063	2,752
TOTAL ASSETS	$226,766	$235,499

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities
Accounts payable	$19,246	$16,748
Accrued expenses	21,382	26,214
Current portion of long-term debt	1,910	3,361
Current portion of operating lease liabilities	2,512	2,528
Current liabilities of discontinued operations	3,337	5,362
Total Current Liabilities	48,387	54,213

Long-Term Debt, net	83,465	73,701
Operating Lease Liabilities	19,460	20,692
Other Long-Term Liabilities	12,672	16,030
Long-Term Liabilities of Discontinued Operations	3,825	4,488
Stockholders' Equity	58,957	66,375
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$226,766	$235,499

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